UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2020

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Term Loan

On March 23, 2020 (the “Funding Date”), Royal Caribbean Cruises Ltd. (the “Company,” “we,” “our” and “us”) borrowed $2.2 billion pursuant to a 364-day senior secured term loan agreement (the “Loan Agreement”) with Morgan Stanley Senior Funding, Inc., as the administrative agent and collateral agent and the other lenders party thereto. The loans under the Loan Agreement (the “Loans”) will mature on the date that is 364 days after the Funding Date and such maturity date may be extended at our option an additional 364 days subject to customary conditions, including the payment of a 1.00% extension fee.

The Company’s obligations under the Loan Agreement are guaranteed by our wholly-owned subsidiaries, Celebrity Cruises Holdings Inc., Celebrity Cruises Inc. and certain of our wholly-owned vessel-owning subsidiaries, and will be secured by our trademarks and a pledge of 100% of the equity interests of certain of our wholly-owned vessel-owning subsidiaries. We will also use commercially reasonable efforts to deliver a mortgage in favor of the collateral agent over each of the vessels owned by such vessel-owning subsidiaries.

The proceeds of the Loan Agreement will be used for working capital and other general corporate purposes. Interest accrues at LIBOR plus a margin of 2.25% which increases to 2.50% and 2.75%, 180 days and 365 days, respectively, after the Funding Date. In addition, we will be required to pay a duration fee in an amount equal to 0.25% of the aggregate principal amount of the Loans outstanding every 60 days.

The Loan Agreement contains customary conditions, representations and warranties for transactions of this type and (i) affirmative covenants which are substantially similar to the affirmative covenants in our other corporate credit facilities (including, but not limited to, delivery of financial and other information, compliance with laws, requirements related to vessel registration and insurance requirements), (ii) a financial covenant that requires us to maintain a collateral coverage ratio of not less than 2.50:1.00 as at the last day of any fiscal quarter and (iii) negative covenants which include, but are not limited to, restrictions on incurring subsidiary debt, incurring liens, selling certain assets without satisfying certain conditions (including applying the proceeds to prepay outstanding Loans), making investments, making certain restricted payments (including increasing dividends) and engaging in certain transactions with affiliates, in each case, subject to customary carve-outs and baskets.

The Loan Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). If any event of default occurs and is not cured within the applicable grace period, the outstanding Loans may be accelerated by lenders holding a majority of the Loans. Entities affiliated with two directors of the company, Eyal Ofer and Arne Alexander Wilhelmsen, each purchased a participation interest equal to $100 million in the Loans.

Certain of the lenders participating in the Loans, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the Loan Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 23, 2020, the Company issued a press release entitled “Royal Caribbean Comments on New Financing Facility”. A copy of this press release is furnished as Exhibit 99.1 to this report. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of Royal Caribbean Cruises Ltd., whether made before or after the filing of this report, regardless of any general incorporation language in the filing, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Term Loan Agreement, dated as of March 23, 2020, among Royal Caribbean Cruises Ltd., the various financial institutions as are or shall become parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent for the lender parties and as collateral agent for the secured parties

99.1	Press release dated March 23, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	March 23, 2020	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein
		Title:	Senior Vice President, General Counsel & Secretary